EXHIBIT 99.1

Eagle Bancorp Montana Earns $3.2 Million, or $0.41 per Diluted Share, in the First Quarter of 2025; Declares Quarterly Cash Dividend of $0.1425 Per Share and Renews Stock Repurchase Plan

HELENA, Mont., April 29, 2025 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana (the “Bank”), today reported net income of $3.2 million, or $0.41 per diluted share, in the first quarter of 2025, compared to $3.4 million, or $0.44 per diluted share, in the preceding quarter, and $1.9 million, or $0.24 per diluted share, in the first quarter of 2024.

Eagle’s board of directors declared a quarterly cash dividend of $0.1425 per share on April 24, 2025. The dividend will be payable June 6, 2025, to shareholders of record May 16, 2025. The current dividend represents an annualized yield of 3.43% based on recent market prices.

“We produced solid first quarter 2025 operating results, reflecting quarterly deposit growth, a reduction in operating expenses and net interest margin expansion,” said Laura F. Clark, President and CEO. “We are making progress in building our community bank franchise across the state of Montana, highlighted by a steady core deposit base and a well-balanced loan portfolio. We are one of only three publicly traded financial institutions based in Montana, and while market volatility and interest rate cycles continue to impact the overall economy, we remain well positioned in our markets to continue to grow.”

First Quarter 2025 Highlights (at or for the three-month period ended March 31, 2025, except where noted):

  Net income was $3.2 million, or $0.41 per diluted share, in the first quarter of 2025, compared to $3.4 million, or $0.44 per diluted share, in the preceding quarter, and increased 70.7% compared to $1.9 million, or $0.24 per diluted share, in the first quarter a year ago.
  Net interest margin (“NIM”) was 3.74% in the first quarter of 2025, a 15-basis point increase compared to 3.59% in the preceding quarter and a 41-basis point increase compared to the first quarter a year ago.
  Net interest income, before the provision for credit losses, increased 0.7% to $16.9 million in the first quarter of 2025, compared to $16.8 million in the fourth quarter of 2024, and increased 11.1% compared to $15.2 million in the first quarter of 2024.
  Revenues (net interest income before the provision for credit losses, plus noninterest income) decreased 2.1% to $20.9 million in the first quarter of 2025, compared to $21.4 million in the preceding quarter and increased 9.1% compared to $19.2 million in the first quarter a year ago.
  Total loans increased 1.7% to $1.52 billion, at March 31, 2025, compared to $1.50 billion a year earlier, and remained unchanged compared to $1.52 billion at December 31, 2024.
  Total deposits increased $54.4 million or 3.3% to $1.69 billion at March 31, 2025, compared to a year earlier, and increased $8.7 million or 0.5%, compared to December 31, 2024.
  The allowance for credit losses represented 1.10% of portfolio loans and 313.1% of nonperforming loans at March 31, 2025, compared to 1.10% of total portfolio loans and 227.6% of nonperforming loans at March 31, 2024.
  The Company paid a quarterly cash dividend in the first quarter of $0.1425 per share on March 7, 2025, to shareholders of record February 14, 2025.
  The Company’s available borrowing capacity was approximately $437.4 million at March 31, 2025, compared to $404.0 million at December 31, 2024.
	March 31, 2025		December 31, 2024
(Dollars in thousands)	Borrowings Outstanding	Remaining Borrowing Capacity	Borrowings Outstanding	Remaining Borrowing Capacity
Federal Home Loan Bank advances	$124,952	$310,857	$140,930	$276,664
Federal Reserve Bank discount window	-	26,509	-	27,349
Correspondent bank lines of credit	-	100,000	-	100,000
Total	$124,952	$437,366	$140,930	$404,013

Balance Sheet Results

Total assets were $2.09 billion at March 31, 2025, compared to $2.08 billion a year ago, and $2.10 billion three months earlier. The investment securities portfolio totaled $291.7 million at March 31, 2025, compared to $311.2 million a year ago, and $292.6 million at December 31, 2024.

Eagle originated $43.2 million in new residential mortgages during the quarter and sold $42.8 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.15%. This production compares to residential mortgage originations of $68.1 million in the preceding quarter with sales of $64.0 million and an average gross margin on sale of mortgage loans of approximately 3.18%. Mortgage volumes remain low as rates have continued to be elevated relative to rates on existing mortgages.

Total loans increased $26.1 million, or 1.7%, compared to a year ago, and increased $2.9 million, or 0.2%, from three months earlier. Commercial real estate loans increased 5.3% to $666.3 million at March 31, 2025, compared to $632.5 million a year earlier. Commercial real estate loans were comprised of 71.9% non-owner occupied and 28.1% owner occupied at March 31, 2025. Agricultural and farmland loans increased 10.7% to $284.6 million at March 31, 2025, compared to $257.0 million a year earlier. Residential mortgage loans decreased 4.9% to $149.7 million, compared to $157.4 million a year earlier. Commercial loans increased 1.5% to $139.7 million, compared to $137.6 million a year ago. Commercial construction and development loans decreased 25.5% to $110.1 million, compared to $147.7 million a year ago. Home equity loans increased 11.3% to $100.7 million, residential construction loans increased 1.1% to $45.5 million, and consumer loans decreased 9.1% to $27.0 million, compared to a year ago.

“Our deposit mix has shifted over the last several quarters towards higher yielding deposits due to the higher interest rate environment, a trend that has affected most community banks. However, we have started to experience an ease in deposit pricing following the Fed rate cuts in the second half of 2024, and we anticipate this will continue as CDs continue to reprice,” said Miranda Spaulding, CFO.

Total deposits increased to $1.69 billion at March 31, 2025, compared to $1.64 billion at March 31, 2024, and $1.68 billion at December 31, 2024. Noninterest-bearing checking accounts represented 24.3%, interest-bearing checking accounts represented 12.5%, savings accounts represented 12.6%, money market accounts comprised 23.5% and time certificates of deposit made up 27.1% of the total deposit portfolio at March 31, 2025. Time certificates on deposits include $6.2 million in brokered certificates at March 31, 2025, compared to $50.0 million at March 31, 2024 and no brokered certificates at December 31, 2024. The average cost of total deposits was 1.67% in the first quarter of 2025, compared to 1.71% in the preceding quarter and 1.62% in the first quarter of 2024. The estimated amount of uninsured deposits was approximately $309.0 million, or 18% of total deposits, at March 31, 2025, compared to $323.0 million, or 19% of total deposits, at December 31, 2024.

FHLB advances and other borrowings decreased to $125.0 million at March 31, 2025, compared to $177.5 million at March 31, 2024, and $140.9 million at December 31, 2024. The average cost of FHLB advances and other borrowings was 4.75% in the first quarter of 2025, compared to 5.02% in the preceding quarter and 5.53% in the first quarter of 2024.
Shareholders’ equity was $177.6 million at March 31, 2025, compared to $168.9 million a year earlier and $174.8 million three months earlier. Book value per share increased to $22.26 at March 31, 2025, compared to $21.07 a year earlier and $21.77 three months earlier. Tangible book value per share, a non-GAAP financial measure calculated by dividing shareholders’ equity, less goodwill and core deposit intangible, by common shares outstanding, increased to $17.38 at March 31, 2025, compared to $16.05 a year earlier and $16.88 three months earlier.

Operating Results

“As anticipated, the higher yields on interest earning assets combined with a lower cost of funds contributed to our 15-basis point NIM expansion during the quarter, compared to the preceding quarter,” said Spaulding. “We anticipate continued improvement in our cost of funds based on current Fed rates.”

Eagle’s NIM was 3.74% in the first quarter of 2025, a 15-basis point increase compared to 3.59% in the preceding quarter and a 41-basis point improvement compared to the first quarter a year ago. The interest accretion on acquired loans totaled $172,000 and resulted in a four basis-point increase in the NIM during the first quarter of 2025, compared to $161,000 and a four basis-point increase in the NIM during the preceding quarter. Average yields on interest earning assets for the first quarter of 2025 increased to 5.76%, compared to 5.70% in the fourth quarter of 2025 and 5.47% in the first quarter a year ago. Funding costs for the first quarter of 2025 were 2.54%, compared to 2.69% in the fourth quarter of 2024 and 2.67% in the first quarter of 2024.

Net interest income, before the provision for credit losses, increased 0.7% to $16.9 million in the first quarter of 2025, compared to $16.8 million in the fourth quarter of 2024, and increased 11.1% compared to $15.2 million in the first quarter of 2024.

Total noninterest income decreased 12.2% to $4.0 million in the first quarter of 2025, compared to $4.6 million in the preceding quarter, and unchanged compared to $4.0 million in the first quarter a year ago. Net mortgage banking income, the largest component of noninterest income, totaled $2.1 million in the first quarter of 2025, compared to $2.8 million in the preceding quarter and $2.2 million in the first quarter a year ago. This decrease compared to the preceding quarter was largely driven by a decline in net gain on sale of mortgage loans, which was impacted by lower mortgage loan volumes.

Eagle’s first quarter noninterest expense was $17.0 million, a decrease of 3.9% compared to $17.7 million in the preceding quarter and unchanged compared to $17.0 million in the first quarter a year ago. Contract changes led to lower data processing expense, which contributed to the quarter-over-quarter decrease.

For the first quarter of 2025, the Company recorded income tax expense of $631,000. This compared to income tax expense of $269,000 in the preceding quarter and $370,000 in the first quarter of 2024. The effective tax rate for the first quarter of 2025 was 16.3%, which was unchanged compared to 16.3% for the first quarter of 2024. The preceding quarter’s effective tax rate was 7.3%. The effective tax rate has been impacted by an increase in the proportion of tax-exempt income compared to pretax earnings, as well as tax credits from investments in low-income housing tax credit projects.

Credit Quality

During the first quarter of 2025, Eagle recorded a $42,000 provision for credit losses. This compared to a $36,000 recapture in the provision for credit losses in the preceding quarter and a $135,000 recapture in the provision for credit losses in the first quarter a year ago. The allowance for credit losses represented 313.1% of nonperforming loans at March 31, 2025, compared to 437.7% three months earlier and 227.6% a year earlier. Nonperforming loans were $5.3 million at March 31, 2025, $3.9 million at December 31, 2024, and $7.2 million a year earlier. Net loan charge-offs totaled $2,000 in the first quarter of 2025, compared to net loan charge-offs of $44,000 in the preceding quarter and net loan recoveries of $65,000 in the first quarter a year ago. The allowance for credit losses was $16.7 million, or 1.10% of total loans, at March 31, 2025, compared to $16.9 million, or 1.11% of total loans, at December 31, 2024, and $16.4 million, or 1.10% of total loans, a year ago.

Capital Management

The ratio of tangible common shareholders’ equity (shareholders’ equity, less goodwill and core deposit intangible) to tangible assets (total assets, less goodwill and core deposit intangible) was 6.77% at March 31, 2025, up from 6.32% a year ago and 6.57% three months earlier. This ratio is a non-GAAP financial measure. For the most comparable GAAP financial measure, see “Reconciliation of Non-GAAP Financial Measures” below. As of March 31, 2025, the Bank’s regulatory capital was in excess of all applicable regulatory requirements and is deemed well capitalized. The Bank’s Tier 1 capital to adjusted total average assets was 10.29% as of March 31, 2025.

Stock Repurchase Authority

Eagle announced that its Board of Directors has authorized the repurchase of up to 400,000 shares of its common stock beginning May 1, 2025, representing approximately 5.0% of outstanding shares. Under the plan, shares may be purchased by the Company on the open market or in privately negotiated transactions. The extent to which the Company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations. The plan is expected to be in place for approximately 12 months, but may be suspended, terminated or modified by the Company’s Board of Directors at any time. The plan does not obligate the Company to purchase any particular number of shares.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 30 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will” "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions, expectations and anticipations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the emergence or continuation of widespread health emergencies or pandemics, including but not limited to vaccine efficacy and immunization rates, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment; the impact of volatility in the U.S. banking industry, including the associated impact of any regulatory changes or other mitigation efforts taken by governmental agencies in response thereto; the impact of any new regulatory, policy or enforcement developments resulting from the change in U.S. presidential administration, including the implantation of tariffs and other protectionist trade policies; the possibility that future credit losses may be higher than currently expected due to changes in economic assumptions, customer behavior, adverse developments with respect to U.S. economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures and labor shortages on economic conditions and our business; an inability to access capital markets or maintain deposits or borrowing costs; competition among banks, financial holding companies and other traditional and non-traditional financial service providers; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets that lead to impairment in the value of our investment securities and goodwill; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; our ability to implement new technologies and maintain secure and reliable technology systems including those that involve the Bank’s third-party vendors and service providers; cyber incidents, or theft or loss of Company or customer data or money; the effects of any U.S. federal government shutdown, or closures or significant staff reductions in agencies regulating our business; our ability to navigate differing social, environmental, and sustainability concerns among governmental administrations, our stakeholders and other activists that may arise from our business activities; the effect of our recent or future acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations, the outcome of any legal proceedings and the diversion of management time on issues related to the integration.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, in this release, including the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP financial measures include: 1) core efficiency ratio, 2) tangible book value per share and 3) tangible common equity to tangible assets. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance, performance trends and financial condition, and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Eagle strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)		(Unaudited)
	March 31,	December 31,	March 31,
	2025	2024	2024

Assets:
Cash and due from banks	$21,360	$29,824	$19,479
Interest bearing deposits in banks	1,445	1,735	1,438
Total cash and cash equivalents	22,805	31,559	20,917
Securities available-for-sale, at fair value	291,661	292,590	311,227
Federal Home Loan Bank ("FHLB") stock	7,101	7,778	8,449
Federal Reserve Bank ("FRB") stock	4,131	4,131	4,131
Mortgage loans held-for-sale, at fair value	6,223	13,368	9,612
Loans:
Real estate loans:
Residential 1-4 family	149,699	153,721	157,414
Residential 1-4 family construction	45,508	45,701	45,026
Commercial real estate	666,265	645,962	632,452
Commercial construction and development	110,107	124,211	147,740
Farmland	153,456	146,610	140,246
Other loans:
Home equity	100,665	97,543	90,418
Consumer	26,978	28,513	29,677
Commercial	139,668	144,039	137,640
Agricultural	131,162	134,346	116,775
Total loans	1,523,508	1,520,646	1,497,388
Allowance for credit losses	(16,720)	(16,850)	(16,410)
Net loans	1,506,788	1,503,796	1,480,978
Accrued interest and dividends receivable	13,271	12,890	12,038
Mortgage servicing rights, net	15,282	15,376	15,738
Assets held-for-sale, at cost	960	960	-
Premises and equipment, net	101,759	101,540	97,643
Cash surrender value of life insurance, net	53,573	53,232	48,218
Goodwill	34,740	34,740	34,740
Core deposit intangible, net	4,181	4,499	5,514
Other assets	25,941	26,631	26,869
Total assets	$2,088,416	$2,103,090	$2,076,074

Liabilities:
Deposit accounts:
Noninterest bearing	$411,272	$419,211	$408,781
Interest bearing	1,278,694	1,262,017	1,226,818
Total deposits	1,689,966	1,681,228	1,635,599
Accrued expenses and other liabilities	36,739	47,018	34,950
FHLB advances and other borrowings	124,952	140,930	177,540
Other long-term debt, net	59,186	59,149	59,037
Total liabilities	1,910,843	1,928,325	1,907,126

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares
authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized;
8,507,429 shares issued; 7,977,177, 8,027,177 and 8,016,784
shares outstanding at March 31, 2025, December 31, 2024, and
March 31, 2024, respectively	85	85	85
Additional paid-in capital	108,451	108,334	108,893
Unallocated common stock held by Employee Stock Ownership Plan	(3,867)	(4,011)	(4,440)
Treasury stock, at cost (530,252, 480,252 and 490,645 shares at
March 31, 2025, December 31, 2024 and March 31, 2024, respectively)	(11,517)	(10,761)	(11,124)
Retained earnings	103,366	101,264	96,797
Accumulated other comprehensive loss, net of tax	(18,945)	(20,146)	(21,263)
Total shareholders' equity	177,573	174,765	168,948
Total liabilities and shareholders' equity	$2,088,416	$2,103,090	$2,076,074

Income Statement		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Interest and dividend income:
Interest and fees on loans	$23,320	$23,756	$21,942
Securities available-for-sale	2,451	2,475	2,724
FRB and FHLB dividends	260	308	247
Other interest income	38	148	29
Total interest and dividend income	26,069	26,687	24,942
Interest expense:
Interest expense on deposits	6,871	7,216	6,548
FHLB advances and other borrowings	1,626	2,005	2,497
Other long-term debt	670	676	683
Total interest expense	9,167	9,897	9,728
Net interest income	16,902	16,790	15,214
Provision (recapture) for credit losses	42	(36)	(135)
Net interest income after provision for credit losses	16,860	16,826	15,349

Noninterest income:
Service charges on deposit accounts	389	387	400
Mortgage banking, net	2,125	2,818	2,177
Interchange and ATM fees	593	675	563
Appreciation in cash surrender value of life insurance	350	408	288
Net loss on sale of available-for-sale securities	-	(141)	-
Other noninterest income	559	425	524
Total noninterest income	4,016	4,572	3,952

Noninterest expense:
Salaries and employee benefits	9,664	9,830	9,718
Occupancy and equipment expense	2,302	2,194	2,099
Data processing	1,330	1,715	1,525
Software subscriptions	658	576	528
Advertising	232	466	253
Amortization	320	337	369
Loan costs	372	372	398
FDIC insurance premiums	231	287	299
Professional and examination fees	520	596	484
Other noninterest expense	1,377	1,323	1,360
Total noninterest expense	17,006	17,696	17,033

Income before provision for income taxes	3,870	3,702	2,268
Provision for income taxes	631	269	370
Net income	$3,239	$3,433	$1,898

Basic earnings per common share	$0.41	$0.44	$0.24
Diluted earnings per common share	$0.41	$0.44	$0.24

Basic weighted average shares outstanding	7,812,248	7,862,279	7,824,928

Diluted weighted average shares outstanding	7,823,636	7,868,507	7,835,304

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended or Years Ended
	March 31,	December 31,	March 31
	2025	2024	2024

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$1,349	$2,036	$1,414
Net change in fair value of loans held-for-sale and derivatives	(115)	(3)	(173)
Mortgage servicing income, net	891	785	936
Mortgage banking, net	$2,125	$2,818	$2,177

Performance Ratios (For the quarter):
Return on average assets	0.62%	0.65%	0.37%
Return on average equity	7.66%	8.12%	4.67%
Yield on average interest earning assets	5.76%	5.70%	5.47%
Cost of funds	2.54%	2.69%	2.67%
Net interest margin	3.74%	3.59%	3.33%
Core efficiency ratio*	79.77%	81.26%	86.95%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024

Nonaccrual loans	$2,701	$3,227	$5,231
Loans 90 days past due and still accruing	2,638	623	1,979
Total nonperforming loans	5,339	3,850	7,210
Other real estate owned and other repossessed assets	46	45	-
Total nonperforming assets	$5,385	$3,895	$7,210

Nonperforming loans / portfolio loans	0.35%	0.25%	0.48%
Nonperforming assets / assets	0.26%	0.19%	0.35%
Allowance for credit losses / portfolio loans	1.10%	1.11%	1.10%
Allowance for credit losses/ nonperforming loans	313.17%	437.66%	227.60%
Gross loan charge-offs for the quarter	$6	$51	$1
Gross loan recoveries for the quarter	$4	$7	$66
Net loan charge-offs (recoveries) for the quarter	$2	$44	$(65)

	March 31,	December 31,	March 31,
	2025	2024	2024
Capital Data (At quarter end):
Common shareholders' equity (book value) per share	$22.26	$21.77	$21.07
Tangible book value per share**	$17.38	$16.88	$16.05
Shares outstanding	7,977,177	8,027,177	8,016,784
Tangible common equity to tangible assets***	6.77%	6.57%	6.32%

Other Information:
Average investment securities for the quarter	$293,273	$300,088	$314,129
Average investment securities year-to-date	$293,273	$306,538	$314,129
Average loans for the quarter ****	$1,526,774	$1,533,686	$1,499,293
Average loans year-to-date ****	$1,526,774	$1,523,384	$1,499,293
Average earning assets for the quarter	$1,835,210	$1,858,078	$1,830,316
Average earning assets year-to-date	$1,835,210	$1,850,120	$1,830,316
Average total assets for the quarter	$2,079,142	$2,107,357	$2,066,579
Average total assets year-to-date	$2,079,142	$2,092,051	$2,066,579
Average deposits for the quarter	$1,671,349	$1,671,653	$1,625,770
Average deposits year-to-date	$1,671,349	$1,636,390	$1,625,770
Average equity for the quarter	$169,088	$169,054	$162,637
Average equity year-to-date	$169,088	$164,591	$162,637

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders'
equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio	(Unaudited)
(Dollars in thousands)	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
Calculation of Efficiency Ratio:
Noninterest expense - efficiency ratio numerator	$17,006	$17,696	$17,033

Net interest income	16,902	16,790	15,214
Noninterest income	4,016	4,572	3,952
Efficiency ratio denominator	20,918	21,362	19,166

Efficiency ratio (GAAP)	81.30%	82.84%	88.87%

Calculation of Core Efficiency Ratio:
Noninterest expense	$17,006	$17,696	$17,033
Intangible asset amortization	(320)	(337)	(369)
Core efficiency ratio numerator	16,686	17,359	16,664

Net interest income	16,902	16,790	15,214
Noninterest income	4,016	4,572	3,952
Core efficiency ratio denominator	20,918	21,362	19,166

Core efficiency ratio (non-GAAP)	79.77%	81.26%	86.95%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	March 31,	December 31,	March 31,
	2025	2024	2024
Tangible Book Value:
Shareholders' equity	$177,573	$174,765	$168,948
Goodwill and core deposit intangible, net	(38,921)	(39,239)	$(40,254)
Tangible common shareholders' equity (non-GAAP)	$138,652	$135,526	$128,694

Common shares outstanding at end of period	7,977,177	8,027,177	8,016,784

Common shareholders' equity (book value) per share (GAAP)	$22.26	$21.77	$21.07

Tangible common shareholders' equity (tangible book value)
per share (non-GAAP)	$17.38	$16.88	$16.05

Tangible Assets:
Total assets	$2,088,416	$2,103,090	$2,076,074
Goodwill and core deposit intangible, net	(38,921)	(39,239)	(40,254)
Tangible assets (non-GAAP)	$2,049,495	$2,063,851	$2,035,820

Tangible common shareholders' equity to tangible assets
(non-GAAP)	6.77%	6.57%	6.32%

Contacts:	Laura F. Clark, President and CEO (406) 457-4007 Miranda J. Spaulding, SVP and CFO (406) 441-5010